EXHIBIT 10.14

               eCOMPANIES MAKES STRATEGIC INVESTMENT IN VALUESTAR

 ValueStar to Expand Rating System of America's Six Million Local Service Firms eCompanies Funding & Experience to Drive Internet Company's Expansion

(OAKLAND, CA - December 9, 1999) - ValueStar Corporation (OTC: VLST), the nation's leading rater of local service companies, announced today a $6.05 million strategic investment from eCompanies Venture Group, L.P. This represents an ownership of approximately 15% of ValueStar on a fully-diluted basis. Other participating investors brought the total funding to $9.05 million which included follow-on investments from institutional investors Seacoast Capital Partners, Pacific Mezzanine Fund and Tangent Growth Fund. ValueStar conducts customer satisfaction and credential-based ratings in the Auto, Home, Health, Personal and Professional service industries, where the Company estimates domestic buying power to top $2 trillion annually.

"We are pleased that eCompanies shares our vision of creating America's rating system of local service companies," said Jim Stein, CEO of ValueStar. "Whether B-to-B or B-to-C, we believe in the Buyer's right to know. So, not only are we building a dynamic ratings database of all six million local service companies that is accessible over the Internet, but we're creating a big, trusted ratings brand that helps drive buying decisions at the local level. With eCompanies as a key partner, we're tapping into the creativity and execution experience of Internet veterans. Strategically, we're creating a win-win, where our future content and buying systems are synergistic with some of the initiatives eCompanies is working on, and vice versa."

eCompanies was recently founded by Jake Winebaum and Sky Dayton. Mr. Winebaum is former chairman of Disney's Buena Vista Internet Group and past leader of The Walt Disney Company's broad Internet initiatives including Disney.com, ABC.com, ABCNEWS.com, and ESPN.com. Mr. Dayton is the founder and chairman of EarthLink (NASDAQ: ELNK), which won this year's PC Computing Magazine's 1999 MVP Award for best Internet Service Provider.

"eCompanies' charter is to quickly identify and invest in promising companies that use the web to allow individuals and companies to work together in ways that were not possible without the Internet," said Mr. Winebaum. "ValueStar is doing just that by not only redefining how buyers shop for and purchase local services using the Internet, but they are creating a brand that is destined to become the standard of excellence for local service companies."

"At eCompanies we are attracted to Internet companies that will have significant impact on everyday life," said Mr. Dayton. "ValueStar is attractive because it gives the local service buyer unique power, information and assurance that was previously unavailable."

eCompanies offers a world-class venture fund that enables Internet innovators such as ValueStar to secure funding and utilize significant resources for quick and efficient execution of business initiatives. eCompanies Venture Group's blue chip roster of limited partners includes Accel Partners, CS First Boston, The Walt Disney Company, EarthLink, The Goldman Sachs Group, Kohlberg Kravis Roberts, Soros Fund Management, Sprint Corporation, Sun America and Times Mirror Inc.

"With approximately $2 trillion spent annually on local services, ValueStar is well positioned to extend its lead in providing Buyers with key ratings and access to the best local companies," said Steve Ledger, Managing General Partner of eCompanies Venture Group. "ValueStar created the category of local service company ratings and is developing buying content and utilities to expand and dominate the category - a prerequisite for our venture fund partners."

About ValueStar: ValueStar is the premier rater of local service businesses in America, helping to facilitate e-commerce with quality-conscious consumer and business Buyers. Buyers look for the ValueStar Certified(R) Symbol when shopping to quickly find the best (top-rated) companies. Armed with ValueStar's independent customer satisfaction ratings, Buyers now have the confidence to shop for relatively unknown companies on-line. To rate each local company, ValueStar conducts a statistically valid number of customer satisfaction surveys and audits their license, insurance and complaint status. Top-rated companies must qualify to use the ValueStar Certified symbol as a powerful marketing tool to differentiate them based on quality and value.

ValueStar's rating information is unique, branded content unavailable to Buyers anywhere else. Besides shopping for local companies displaying the ValueStar Certified symbol in forms of traditional media, consumers may log on to the popular site to find top-rated companies by area and industry. To assure accuracy and an unbiased independent rating, University partners audit the customer satisfaction rating system. For more information about ValueStar Corporation or its SmartShopper Service, please call 1-800-310-6661.

About  eCompanies:  Established  in June  1999,  Santa  Monica-based  eCompanies
combines  an  execution-driven  Internet  incubator,   eCompanies  LLC,  with  a
strategic venture fund, eCompanies Venture Group L.P.

eCompanies was created by Sky Dayton and Jake Winebaum to rapidly launch Internet start-ups that will grow into profitable, long-lasting franchises. eCompanies will provide the essential services start-ups need from a range of disciplines, including strategy, finance, people, creative development, technology, business development and marketing. eCompanies has hired blue-chip executives in each discipline, both from the online and the off-line worlds, so entrepreneurs can tap not just into Dayton and Winebaum's expertise, but a whole team of "second generation" Internet veterans who've done it before. [I would add a list of our portfolio investments, divided by b2c and b2b]

eCompanies' corporate headquarters are located in Santa Monica, CA. Additional information is available on the company's Web site, http://www.ecompanies.com.

                                                             # # #
Forward-Looking Statements: This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for these types of statements. To the extent statements in this news release involve, without limitation, expectations for growth or new markets, estimates of future revenues, expenses, profits, cash flow, balance sheet items, forecasts of demand or market trends for the Company's services or any other guidance on future periods, these statements are forward-looking statements. The Company assumes no obligation to update forward-looking statements. See also the risks and uncertainties described in the company's annual report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.